EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-116633 and 333-118433) of Digital Recorders, Inc. of our report, dated March 31, 2004, except for the sixth paragraph of Note 7a) and the fifth and seventh paragraphs of Note 7b), as to which the date is April 14, 2004 and the seventh paragraph of Note 9, as to which the date is April 1, 2004, appearing in this Annual Report on Form 10-K of Digital Recorders, Inc. for the year ended December 31, 2004.

McGladrey & Pullen, LLP

Raleigh, North Carolina
March 31, 2005